Exhibit 3.332

CERTIFICATE OF FORMATION

OF

UHS OF RIDGE, LLC

FIRST, The name of the limited liability company is UHS OF RIDGE, LLC.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its Registered Agent at such address is The Corporation Trust Company.

THIRD. The effective date shall be December 31, 2008.

[SIGNATURE APPEARS ON NEXT PAGE]

UHS of Ridge, LLC

MIA 336[illegible]41-2.009773 0016

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation on this 19 day of December, 2008.

/s/ Steve Filton
Print Name: Steve Filton
Authorized Signatory

MIA 336[illegible]41-2.009773.0016